Exhibit 99.1

Goldman Sachs Announcement on Agreement with Government of Malaysia

NEW YORK, NY, July 24, 2020 -- The Goldman Sachs Group, Inc. (NYSE: GS) (Goldman Sachs) today announced that it has reached an agreement in principle with the Government of Malaysia to resolve all the criminal and regulatory proceedings in Malaysia involving the firm, including pending criminal proceedings against subsidiaries of Goldman Sachs and certain of their current and former directors, relating to 1Malaysia Development Berhad (1MDB).

The agreement in principle would involve the payment to the Government of Malaysia of $2.5 billion and a guarantee that the Government of Malaysia receives at least $1.4 billion in proceeds from assets related to 1MDB seized by governmental authorities around the world. In connection with the guarantee, Goldman Sachs performed valuation analysis on the relevant assets and believes based on that analysis that the guarantee does not present a significant risk exposure to the firm. In addition, the Government of Malaysia agreed to withdraw the pending criminal charges and agreed that no further charges would be brought against Goldman Sachs, its subsidiaries, or any of their directors, officers and employees (excluding former employees Tim Leissner and Roger Ng) related to 1MDB.

In light of this development, Goldman Sachs expects to materially increase its provisions for litigation and regulatory proceedings for the second quarter of 2020, which will be reflected in its financial statements to be filed with its Quarterly Report on Form 10-Q for the period ended June 30, 2020.

The agreement in principle does not resolve the other pending governmental and regulatory investigations involving the firm relating to 1MDB.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only Goldman Sachs’ beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside the firm’s control. Goldman Sachs has included in this announcement, and directors, officers and employees of the firm may provide, information about the agreement in principle described above, and the impact of the agreement in principle on the firm’s businesses, results of operations, financial condition and cash flows. The statements with respect to the agreement in principle, including the expected increase in provisions for litigation and regulatory proceedings for the second quarter of 2020, are forward-looking statements, based on the firm’s current expectations regarding the terms of the agreement in principle and the definitive resolution documentation, which is subject to negotiation. Accordingly, the effects of the agreement in principle on Goldman Sachs, including the anticipated increase in its provisions for litigation and regulatory proceedings for the second quarter of 2020, may change, possibly materially, from what is currently expected. The statements with respect to the risk exposure related to the guarantee are forward-looking statements and are subject to the risk that actual proceeds from seized assets may be less than currently anticipated. For a discussion of some of the other risks and important factors that could affect the firm’s results of operations, financial condition and cash flows, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2019 and Part II, Item 1A of the firm’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

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